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Exhibit 11
                      Arvin Industries, Inc.
  Computation of Earnings Per Share of Common Stock (Unaudited)
          (amounts in millions except per share amounts)
Basic Earnings Per Share                                      1997   1996   1995
------------------------                                      ----   ----   ----
Income from continuing operations                           $ 65.0 $ 47.1 $ 17.9
Income from discontinued operations, net of tax                1.6     --    1.1
                                                              ----   ----   ----
Net income to common stock                                  $ 66.6 $ 47.1 $ 19.0
                                                              ====   ====   ====

Average shares of common stock outstanding                    23.0   22.4   22.3
                                                              ====   ====   ====

Earnings per average share of common stock:
Continuing operations                                       $ 2.83 $ 2.10 $  .80
Discontinued operations                                        .07     --    .05
                                                              ----   ----   ----
                                                            $ 2.90 $ 2.10 $  .85
                                                              ====   ====   ====
Diluted Earnings Per Share:
---------------------------
Income from continuing operations                           $ 65.0 $ 47.1 $ 17.9
Income from discontinued operations, net of tax                1.6     --    1.1
                                                              ----   ----   ----
Net income                                                    66.6   47.1   19.0
Add back 7.5% convertible debentures' after tax interest
 expense (if dilutive)                                          --    2.9     --
                                                              ----   ----   ----
Net income to common stock assuming maximum dilution        $ 66.6 $ 50.0 $ 19.0
                                                              ====   ====   ====

Average shares of common stock outstanding                    23.0   22.4   22.3
Incremental common shares applicable to common stock
 options based on the average market price during the           .4     .1     .1
period
Average common shares issuable assuming conversion of 7.5%
  convertible subordinated debentures (if dilutive)             --    2.1     --

                                                              ----   ----   ----
Average common shares assuming maximum dilution               23.4   24.6   22.4
                                                              ====   ====   ====

Diluted earnings per average share assuming
 maximum dilution:
Continuing operations                                       $ 2.78 $ 2.03 $  .80
Discontinued operations                                        .07     --    .05
                                                              ----   ----   ----
                                                            $ 2.85 $ 2.03 $  .85
                                                              ====   ====   ====


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